Exhibit 99.2

OraSure Technologies, Inc.

2014 Full Year and Fourth Quarter

Analyst/Investor Conference Call

February 4, 2015

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Rena. Good afternoon everyone and welcome to our call.

We had a very active fourth quarter advancing our HCV rapid testing programs, our molecular testing business and our Ebola development program. The Company’s fourth quarter results exceeded our guidance on the top line and fell within our guidance for the bottom line.

Overall, 2014 was a very successful year. We had several noteworthy accomplishments, delivered solid financial performance and advanced many programs that we expect to drive our future results.

•	For the first time in our history, annual revenues exceeded $100 million.

•	Our molecular collection systems business delivered strong growth in 2014 and ended the year up 17% over the prior year. This increasingly important part of our business accounts for over 20% of our annual consolidated net revenues.

•	We entered into an important HCV co-promotion agreement with AbbVie last year. We believe this is a “first-of-its-kind” collaboration between a diagnostics company and pharmaceutical company and provides us with a significant opportunity to realize the full value of our rapid HCV test and accelerate growth of our HCV business.

•	Our OraQuick® HCV test continued to gain momentum, with 2014 product sales of $7.3 million. This represents a 42% increase over 2013. These revenues, coupled with the exclusivity payments received from AbbVie, resulted in total HCV-related revenues of $14.8 million in 2014.

•	During the year, we also instituted a new promotional strategy for our OraQuick® In-Home test designed to bring this product to profitability. We generated almost $6.5 million in sales in 2014 and the adjustments we made to our strategy are expected to transition this product to profitability in 2015.

•	Our revenue growth in 2014 and prior years, coupled with continued cost management, has substantially improved our bottom line performance. In 2014 alone, we reduced our operating loss by 61% and over the past three fiscal years this reduction was 71%. One significant by-product of this improved performance is that we ended 2014 with almost $100 million in cash which we can use to further grow our business.

I would also point out the benefits we have realized by diversifying our product offerings. In 2014, our newest product lines, consisting of DNA Genotek, our HCV business and our In-Home HIV test, generated total net revenues of $45 million, or 42% of our annual consolidated net revenues.

Later in the call, I will discuss in further detail our HCV collaboration activities with AbbVie, developments at DNA Genotek, and the recent launch of our new Intercept® collector along with a panel of high throughput drug assays. I will also briefly comment on our progress in developing our newest potential product, a rapid point-of-care test for Ebola on our OraQuick® platform.

So with that introduction, let me turn the call over to Ron for his financial review of the fourth quarter.

Fourth Quarter 2014 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our fourth quarter 2014 consolidated net revenues were $28.7 million, compared to $28.8 million reported in 2013. Our consolidated product revenues of $25.3 million decreased 12% largely as a result of the change in revenue recognition policy related to our OraQuick® In-Home HIV test, which increased fourth quarter 2013 revenues by $2.5 million. You may recall that we transitioned to the “sell-in” versus “sell-through” model of revenue recognition in Q4 2013. Without that adjustment, total revenues were up 9% quarter over quarter.

Licensing and product development revenues were $3.4 million in the current quarter and represent the recognition of exclusivity payments under the AbbVie agreement. There were no comparable licensing and product development revenues in the fourth quarter of 2013.

Our overall infectious disease testing revenues decreased 2% in the fourth quarter of 2014, compared to the fourth quarter of 2013, after eliminating the $2.5 million HIV-OTC revenue adjustment.

Sales of our OraQuick® HCV professional product in the domestic market decreased 3% in Q4 to $1.0 million from $1.1 million in the prior year. This decrease is largely due to the timing of orders placed by our public health customers. International sales of our HCV test in the fourth quarter of 2014 decreased to $707,000 from $860,000 in the same period last year, primarily due to reduced sales in support of a testing program with an international NGO.

Domestic sales of our professional HIV product were $8.4 million in the fourth quarter of 2014, which were largely unchanged from the fourth quarter of 2013.

International sales of our professional HIV product were $587,000 in the fourth quarter of 2014 compared to $907,000 in the fourth quarter of 2013. This change was primarily due to an order received in the fourth quarter of 2013 from a Mexican customer that did not repeat in 2014.

During the current quarter, net sales of our OraQuick® In-Home HIV test were $1.5 million compared to $3.9 million in the fourth quarter of 2013. Excluding the $2.5 million accounting adjustment, sales of this product increased 7% largely as a result of higher sales to our distributors and small retail accounts.

Our molecular collection systems revenues, primarily representing sales of the Oragene® product line, decreased to $6.3 million in the fourth quarter of 2014 compared to $6.8 million in the fourth quarter of 2013. This 8% decrease was the result of approximately $1.9 million in lower sales to 23andMe, partially offset by higher sales in the academic markets. Sales to DNA Genotek’s other customers grew 34% in the current quarter and substantially offset the lower sales to 23andMe.

Fourth quarter 2014 cryosurgical revenues decreased 5% to $3.4 million from $3.6 million in the fourth quarter of 2013, primarily as a result of lower sales of our professional and OTC products in the international markets, partially offset by higher professional and OTC sales in the United States.

Substance abuse testing revenues increased to $2.3 million in the fourth quarter of 2014 compared to $2.1 million in 2013. This increase is largely due to higher sales of our Intercept® device as a result of ordering patterns and market growth due to improved economic conditions and increased interest in oral fluid testing.

Gross Margin – Ron Spair

Gross margin for the fourth quarter of 2014 was 63% compared to 60% reported for the fourth quarter of 2013. The current quarter margin benefited primarily from the $3.4 million of licensing and product development revenues recognized from our AbbVie relationship as well as a more favorable product mix driven largely by increased DNAG sales to higher margin customers. These improvements in margin were partially offset by a decline in overhead absorption for the quarter as a result of manufacturing downtime associated with facility equipment replacements.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the fourth quarter of 2014 increased to $20.5 million compared to $11.1 million in the fourth quarter of 2013. This increase was primarily due to the absence of an $8.3 million contract termination payment from Roche Diagnostics which was received in the fourth quarter of 2013. This payment, coupled with lower promotional expenses associated with our OraQuick® In-Home HIV test, were partially offset by increased expenses incurred under the HCV agreement with AbbVie, higher R&D costs and higher staffing expenses.

Net Income – Ron Spair

From a bottom line perspective, we reported a net loss of $2.7 million, or $0.05 per share, for the fourth quarter of 2014, compared to net income of $6.2 million, or $0.11 per share, on a fully diluted basis, for the same period of 2013.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, we continue to maintain a solid cash and liquidity position. Our cash and short-term investment balance at December 31, 2014 was $97.9 million compared to $93.2 million at December 31, 2013. Cash used by operating activities in the fourth quarter of 2014 was $858,000 compared to $11.5 million generated in the fourth quarter of 2013, which benefited from the $8.3 million payment from Roche.

First Quarter 2015 Consolidated Financial Guidance – Ron Spair

Turning to guidance for the first quarter of 2015, we are projecting consolidated net revenues of approximately $26.5 to $27.0 million and a consolidated net loss per share of approximately $0.01 to $0.02 for the quarter.

And, with that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

OraQuick® HCV – Doug Michels

As you know, our HCV business has been and will continue to be an important growth driver for the Company. A major component of this business is our co-promotion agreement with AbbVie, which is organized around several principal initiatives.

The largest initiative, and the one to which we and AbbVie are devoting most of our resources, is focused on primary care and specialty physicians. During the past several months, the AbbVie sales force has continued detailing our OraQuick® HCV test to physicians around the country. At the same time, we have also been promoting our HCV test primarily through several large med-surg distributors and manufacturer representative organizations, or MROs. As a result of these efforts, approximately 2,200 physicians, encompassing more than 1,700 practices, have indicated a strong interest in the product and a desire to be trained on its use. These accounts are split approximately 40% gastroenterologists and 60% general practitioners and other specialists.

Interest in our test is broad among the physicians we have contacted. We also are finding that the AbbVie Patient Support Program is viewed positively by the physicians who have reviewed it. Over 1,200 healthcare providers are trained or scheduled to be trained on our product and over 600 physician practices have actually received training and either have started purchasing product or are in the process of deciding whether to purchase and use the test.

Our experience over the past several months is that the final decision by a physician to offer our test and the AbbVie Patient Support Program is difficult to predict. Our initial estimate, based on our prior experience selling the OraQuick® HCV test to physicians, was that it would take from six to eight weeks from the time a physician’s office initially expresses interest, completes training and makes a purchase decision. Our experience to date indicates that this process is taking a bit longer than expected. We and AbbVie are continuing to adjust and refine our tactics to help accelerate this decision making process where possible.

A second primary initiative is focused on commercial long-haul truck drivers. Working with two organizations dedicated to improving the health and wellness of professional truck drivers, we conducted four testing and awareness development events last year. Some limited testing was completed at these events and indicated prevalence rates higher than the general population, as we expected. Although these results are preliminary, they confirm the importance of building awareness and implementing testing programs for truckers in 2015.

In November, we formed an advisory board consisting of fleet representatives, individuals representing independent truck drivers and industry consultants in order to obtain additional guidance on strategic and tactical planning for this initiative. We gained insights into how to educate truckers, the potential environments for testing and the concerns of the industry with the high cost of treatment for individuals who test positive for HCV. We will continue to do more work in these areas during the first quarter as we develop and refine our plans. Working closely with AbbVie and our industry partners, we intend to complete development of a provider portal and trucker “app” designed to provide education and awareness about the disease and the need to get tested. The next major truck testing event will be at the Mid-America Trucking Show to be held in Kentucky at the end of March.

A third market initiative is focused on national and regional retail pharmacies and retail clinics. Together with AbbVie, we have continued our discussions with a growing number of retail clinics and specialty pharmacies regarding the role they can play in expanding HCV awareness and testing. At the same time, we are planning for, and in the next few months we expect to initiate, pilot programs with two national retailers and one regional retail chain with the goal of developing sustainable models for offering rapid HCV testing and AbbVie’s Patient Support Program through their retail outlets. The discussions we have had with retailers to date have been encouraging. We expect the financial impact of the upcoming pilots to be realized in the second half of 2015.

Overall, we remain confident that our efforts with AbbVie will help educate many individuals on the importance of knowing their HCV status and the need to get tested. We also believe we have the right focus and resources to successfully execute on our initiatives under this important collaboration.

Apart from the AbbVie collaboration, our existing HCV business continues to grow. We shipped product to over 1,000 customers during 2014, with over two-thirds of our shipments being delivered to repeat customers. We also added over 300 new customers during this period. The 42% revenue growth in 2014 reflects the results of a lot of hard work and we believe this is the beginning of a longer-term growth trend for this product line.

Molecular Collection Systems – Doug Michels

A second area I want to address is our molecular collection systems business. We are very pleased with the continued excellent performance by DNA Genotek.

While total revenue for Q4 declined compared to the same quarter in 2013, this reduction was entirely due to lower year-over-year sales to a single large customer, 23andMe. Total DNA Genotek revenue for Q4 was down approximately $600,000 from the prior year’s quarter despite a $1.9 million net revenue decline from 23andMe. As Ron stated, sales to DNA Genotek’s other academic and commercial customers actually grew 34% in Q4 2014 and almost completely offset the reduction from this one large customer.

For the quarter, DNA Genotek’s academic revenue was up 15%, reflecting strong sales of our Oragene product. The company had particularly strong quarterly sales in the UK, generating over $1 million of orders from UK-based academic institutions in December alone, and continued to sell to academic institutions running studies in human genetics in many other countries.

We are also pleased with the continued progress in DNA Genotek’s commercial business. In Q4, the company experienced continued strong sales to our largest commercial customers who use the company’s technologies for pharmacogenomics testing. We also picked up several new commercial customers in Q4 and we expect those customers to purchase increasing volumes going forward.

You are all aware that 23andMe is working to clear its Personal Genome Service test with the FDA. Although I cannot comment directly on this regulatory process, I want to emphasize that we are doing everything possible to support their efforts. In the face of these regulatory challenges, however, we are impressed with 23andMe’s business progress, including global business expansion in the second half of 2014 and some recent business expansion announcements in Q1 of this year. We look forward to continuing our strong relationship with 23andMe for many years.

Substance Abuse Testing – Doug Michels

Turning to our substance abuse testing business, our program to commercialize high throughput drug assays with our new Intercept® collector is progressing nicely.

I am pleased to report that we recently launched six high throughput, fully-automated oral fluid assays along with our new Intercept® i2 collector into the unregulated criminal justice and drug treatment markets. These assays consist of a “NIDA-5” panel for the detection of amphetamines, methamphetamines, cocaine, opiates, PCP and THC, or marijuana. We expect to launch a second group of six additional assays into these markets sometime in the second half of this year. This will result in a menu of 12 high throughput assays eventually being offered with an i2 device, which we believe will meet the needs of our customers.

We are also working to complete the appropriate 510(k) submissions for these products as quickly as possible. We expect to submit filings for all 12 assays along with our i2 collector later this year. Assuming we meet that deadline, we expect to receive clearances and begin commercial sales into the workplace testing and other regulated markets during 2016.

Rapid Ebola Test – Doug Michels

The last topic I will cover is the development and possible commercialization of a rapid test for Ebola. During the past several months, we achieved significant clinical and product development milestones and have substantially advanced our development program. We are very close to finalizing the design on a prototype device which would be available for field testing in Africa, subject to receipt of external funding. Early indications from testing by the Centers for Disease Control suggest that our prototype test can provide very good performance when evaluated on whole blood samples. We are highly encouraged by these results and hope to continue evaluating the device in more extensive clinical investigations.

Despite the good progress we have made on the development front, whether this product will ultimately contribute to our business depends on a number of factors. First, we are seeking funding for our development efforts from a variety of Federal agencies. The costs to complete development and obtain the regulatory approvals needed to build this product into a real business are not insignificant. We anticipate a positive response from one or more of these agencies and expect to hear back from them shortly. As we complete our clinical development and prepare for field testing, we are also in discussions with various government agencies regarding product procurement. Our goal is to obtain external development funding along with substantial and sustainable product purchase commitments. However, should we be unsuccessful in achieving one or both of these objectives, we will likely discontinue our work on this project.

Conclusion

So, as you’ve just heard, there are many growth opportunities on the table for the Company, and we are keenly focused on the successful execution of all of the initiatives I have outlined today. We are excited about the Company’s prospects and we look forward to delivering a successful 2015, including full year profitability.

And with that, I will now open the floor to your questions. Operator, please proceed.

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[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV collaboration with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this Report, and we undertake no duty to update these statements.